EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-131289 and 333-151278) pertaining to the Chipotle Mexican Grill, Inc.-Chipotle Executive Stock Option Plan and the Amended and Restated Chipotle Mexican Grill 2006 Stock Incentive Plan filed with the Securities and Exchange Commission of our reports dated February 19, 2010, with respect to the consolidated financial statements of Chipotle Mexican Grill, Inc., and the effectiveness of internal control over financial reporting of Chipotle Mexican Grill, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Denver, Colorado

February 19, 2010